EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Fourth Quarter and Full Year 2019 Financial Results

Results for the Fourth Quarter of 2019

  Net income of $10.4 million, or $0.44 per common unit
  Adjusted EBITDA of $13.3 million and distributable cash flow of $11.2 million
  Quarterly cash distribution of $0.475 per unit
  Distribution coverage ratio of 0.99x; LTM distribution coverage ratio of 1.00x

OMAHA, Neb., Feb. 10, 2020 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the fourth quarter of 2019. Net income was $10.4 million, or $0.44 per common unit, for the fourth quarter of 2019 compared with $14.1 million, or $0.51 per common unit, for the same period in 2018. The partnership reported adjusted EBITDA of $13.3 million and distributable cash flow of $11.2 million for the fourth quarter of 2019, compared with adjusted EBITDA of $15.2 million and distributable cash flow of $13.1 million for the same period in 2018. Distribution coverage was 0.99x and 1.00x, respectively, for the three months and trailing twelve months ended December 31, 2019. Differences in the comparative results of fourth quarter 2019 and fourth quarter of 2018 were mainly driven by our parent’s sale of three ethanol plants in the fourth quarter of 2018.

“Green Plains Partners continues to provide consistent performance for its unitholders with a distribution coverage ratio of 1.00x for 2019,” said Todd Becker, president and chief executive officer of Green Plains Partners. “We anticipate higher throughput rates in 2020 due to the continued rollout of the Project 24 initiatives at our parent. As one of the only master limited partnerships with a significant renewables presence, we are in a unique position to benefit from increased throughput as a result of domestic E15 blending and the resumption of international trade through the resolution of recent trade disputes. We continue to return substantial value for our unitholders through consistent cash flow generation supported by long-term contracted volume commitments, a strong yield and low leverage ratio of less than 2.5x.”

Fourth Quarter Highlights and Recent Developments

  On December 31, 2019, Green Plains Partners executed certain provisions under the Birmingham BioEnergy Partners LLC promissory note, whereby the existing $8.1 million promissory note was assigned to BlendStar LLC and the note payable and note receivable between the two entities were forgiven.

  On January 16, 2020, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.475 per unit, or approximately $11.3 million, for the fourth quarter of 2019. The distribution is payable on February 7, 2020, to unitholders of record at the close of business on January 31, 2020.

Results of Operations
Consolidated revenues decreased $2.9 million for the three months ended December 31, 2019, compared with the same period for 2018. Storage and throughput revenue decreased $1.5 million primarily due to a decrease in throughput volumes as a result of our parent’s sale of three ethanol plants in the fourth quarter of 2018. Rail transportation services revenue decreased $1.1 million primarily due to the reduction in volumetric capacity provided as a result of the assignment of railcar operating leases to Valero in the fourth quarter of 2018. Terminal services revenue decreased $0.2 million as a result of reduced throughput at our fuel terminals. Trucking and other revenue decreased $0.1 million primarily due to a reduction in volumes transported for Green Plains Trade.

Operations and maintenance expenses decreased $0.9 million for the three months ended December 31, 2019 compared with the same period for 2018, primarily due to lower railcar lease expense as a result of the assignment of railcar leases to Valero in the fourth quarter of 2018, as well as a decrease in property taxes and expenses allocated by our parent under the secondment agreement.

General and administrative expenses decreased $0.6 million for the three months ended December 31, 2019 compared with the same period for 2018, primarily due to a decrease in accounting and professional fees.

Our parent’s operating strategy, including the operating cost savings initiative, is to increase utilization rates and efficiency while reducing operating expenses to achieve improved margins in the current environment. Capacity utilization increased from an average of 84.2% of capacity in the third quarter to 84.5% of capacity in the fourth quarter. Ethanol production was 239.1 mmg for the fourth quarter of 2019, compared with the contracted minimum volume commitment of 235.7 mmg per quarter. As a result, Green Plains Trade received a credit of $0.2 million, which was applied to the $2.9 million volume deficiency credit related to the three months ended December 31, 2018. The remaining balance of this credit of $2.7 million expired as of December 31, 2019. The cumulative minimum volume deficiency credits available to Green Plains Trade as of December 31, 2019 totaled $4.5 million. The partnership has previously recognized these deficiency credits as revenue, and as such, future volumes throughput by Green Plains Trade in excess of the minimum volume commitment, up to the amount of these credits, will not be recognized in revenue in future periods.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2019	2018	% Var.	2019	2018	% Var.
Product volumes
Storage and throughput services	240.1	208.0	15.4%	859.8	1,134.7	(24.2)%

Terminal services:
Affiliate	28.5	32.4	(12.0)	114.9	133.7	(14.1)
Non-affiliate	26.9	25.5	5.5	106.0	116.2	(8.8)
	55.4	57.9	(4.3)	220.9	249.9	(11.6)

Railcar capacity billed (daily average)	77.7	91.8	(15.4)	79.8	96.9	(17.6)

Liquidity and Capital Resources
Total liquidity as of December 31, 2019, was $68.2 million, including $0.3 million in cash and cash equivalents, and $67.9 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility, which matures on July 1, 2020, was $132.1 million as of December 31, 2019.

Conference Call Information
Green Plains Partners LP and Green Plains Inc. will host a joint conference call Tuesday, Feb. 11th at 11 a.m. Eastern time (10 a.m. Central time), to discuss fourth quarter 2019 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 6099835. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financings, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of its equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of its equity method investee. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of sustainable biofuels and sustainable high-protein and novel feed ingredients. Green Plains owns a 50% interest in Green Plains Cattle Company LLC and owns a 49.0% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2019	2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$261	$569
Accounts receivable, including from affiliates	16,651	15,357
Other current assets	517	690
Total current assets	17,429	16,616
Property and equipment, net	37,355	40,911
Operating lease right-of-use assets	35,456	-
Other assets	15,413	23,617
Total assets	$105,653	$81,144

LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
Accounts payable, including to affiliates	$5,593	$3,177
Operating lease current liabilities	13,093	-
Current maturities of long-term debt	132,100	-
Other current liabilities	5,026	5,011
Total current liabilities	155,812	8,188
Long-term debt	-	142,025
Operating lease long-term liabilities	23,088	-
Other liabilities	2,500	3,385
Total liabilities	181,400	153,598

Partners' deficit	(75,747)	(72,454)
Total liabilities and partners' deficit	$105,653	$81,144

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2019	2018	% Var.	2019	2018	% Var.
Revenues
Affiliate	$18,780	$21,318	(11.9)%	$75,531	$94,267	(19.9)%
Non-affiliate	1,541	1,935	(20.4)	6,856	6,481	5.8
Total revenues	20,321	23,253	(12.6)	82,387	100,748	(18.2)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	6,344	7,280	(12.9)	25,658	30,866	(16.9)
General and administrative	1,001	1,569	(36.2)	4,055	5,258	(22.9)
Depreciation and amortization	694	1,036	(33.0)	3,441	4,442	(22.5)
Gain on assignment of operating leases	-	(2,721)	*	-	(2,721)	*
Total operating expenses	8,039	7,164	12.2	33,154	37,845	(12.4)
Operating income	12,282	16,089	(23.7)	49,233	62,903	(21.7)
Other income (expense)
Interest income	20	20	-	81	81	-
Interest expense	(1,986)	(2,054)	(3.3)	(8,310)	(7,307)	13.7
Other, net	(1)	44	*	14	119	(88.2)
Total other expense	(1,967)	(1,990)	(1.2)	(8,215)	(7,107)	15.6
Income before income taxes and income (loss) from equity method investee	10,315	14,099	(26.8)	41,018	55,796	(26.5)
Income tax expense	(76)	(31)	145.2	(220)	(101)	117.8
Income (loss) from equity method investee	151	68	122.1	681	(14)	*
Net income	$10,390	$14,136	(26.5)%	$41,479	$55,681	(25.5)%

Net income attributable to partners' ownership interests:
General partner	$209	$283	(26.1)%	$830	$1,114	(25.5)%
Limited partners - common unitholders	10,181	13,853	(26.5)	40,649	37,868	*
Limited partners - subordinated unitholders	-	-	*	-	16,699	*

Earnings per limited partner unit (basic and diluted):
Common units	$0.44	$0.51	(13.7)%	$1.76	$1.81	(2.8)%
Subordinated units	$-	$-	*	$-	$1.71	* %

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,138	27,390		23,129	20,950
Subordinated units	-	-		-	9,752

Supplemental Revenues Data:
Storage and throughput services	$11,785	$13,325	(11.6)%	$47,140	$59,290	(20.5)%
Rail transportation services	5,136	6,275	(18.2)	21,265	26,055	(18.4)
Terminal services	2,270	2,470	(8.1)	9,664	10,498	(7.9)
Trucking and other	1,130	1,183	(4.5)	4,318	4,905	(12.0)
Total revenues	$20,321	$23,253	(12.6)%	$82,387	$100,748	(18.2)%

* Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Twelve Months Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net income	$41,479	$55,681
Noncash operating adjustments:
Depreciation and amortization	3,441	4,442
Gain on assignment of operating leases	-	(2,721)
Other	592	1,152
Net change in working capital	1,145	(3,163)
Net cash provided by operating activities	46,657	55,391

Cash flows from investing activities:
Purchases of property and equipment	(305)	(1,267)
Proceeds from the disposal of property and equipment	331	11
Proceeds from assignment of operating leases	-	2,721
Contributions to equity method investee	-	(1,425)
Net cash provided by investing activities	26	40

Cash flows from financing activities:
Payments of distributions	(45,098)	(61,805)
Net proceeds (payments) - revolving credit facility	(1,900)	7,100
Payments of loan fees	-	(665)
Other	7	6
Net cash used in financing activities	(46,991)	(55,364)

Net change in cash and cash equivalents	(308)	67
Cash and cash equivalents, beginning of period	569	502
Cash and cash equivalents, end of period	$261	$569

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income	$10,390	$14,136	$41,479	$55,681
Interest expense	1,986	2,054	8,310	7,307
Income tax expense	76	31	220	101
Depreciation and amortization	694	1,036	3,441	4,442
Transaction costs	-	517	-	805
Unit-based compensation expense	80	81	319	277
Gain on the disposal of assets	-	-	(14)	-
Proportional share of EBITDA adjustments of equity method investee (1)	43	35	196	80
Gain on assignment of operating leases (2)	-	(2,721)	-	(2,721)
Adjusted EBITDA	13,269	15,169	53,951	65,972
Interest paid or payable	(1,986)	(2,054)	(8,310)	(7,307)
Income taxes paid or payable	(97)	(33)	(238)	(101)
Maintenance capital expenditures	(32)	-	(94)	(50)
Distributable cash flow	$11,154	$13,082	$45,309	$58,514
Distributions declared (3)	$11,280	$11,268	$45,109	$57,767
Coverage ratio	0.99x	1.16x	1.00x	1.01x

(1) Represents the partnership's proportional share of depreciation and amortization of its equity method investee.
(2) Consideration received related to the assignment of railcar operating leases to Valero Renewable Fuels Company, LLC in the fourth quarter of 2018.
(3) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Partners Contacts
Investors: Phil Boggs | Senior Vice President - Investor Relations and Treasurer | 402.884.8700 | phil.boggs@gpreinc.com
Media: Leighton Eusebio | Manager - Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com